UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2012 deltathree, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

26 Avenue at Port Imperial, Suite #407, West New York, New Jersey	07093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 23, 2012, the Board of Directors elected Donna Reeves-Collins to serve as a director of the Company, effective immediately. The Board also appointed Ms. Reeves-Collins to serve as a member of each of the Audit Committee and Compensation Committee of the Board of Directors.

Ms. Reeves-Collins has served as Managing Director of Rich Products Corporation's new ventures/product development division since December 2007. She joined Rich Products following its signing of a joint venture development agreement with Cole & Parks, a bakery café restaurant which develops unique food products that was founded by Ms. Reeves-Collins in November 2003 and where Ms. Reeves-Collins has served as CEO since its inception. Prior to founding Cole & Parks, Ms. Reeves-Collins served in a number of positions at Frontier Corporation, including Senior Vice President of Sales, President of Sales for the Western Region and President and COO of a joint venture with Verizon Wireless. Following Frontier's acquisition by Global Crossing in 1999, Ms. Reeves-Collins served as the Senior Vice President of Sales – Media & Entertainment for Global Crossing through 2001.

Ms. Reeves-Collins will receive an annual compensation of $20,000 for her service as a director, $5,000 for her service as a member of the Audit Committee and $5,000 for her service as a member of the Compensation Committee.

In addition, on October 23, 2012 the Board of Directors granted Ms. Reeves-Collins options to purchase 100,000 shares of the Company's common stock in accordance with the Company's 2009 Stock Incentive Plan. Ms. Reeves-Collins will be eligible to participate in all incentive compensation plans or arrangements available to the Company’s directors.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By: /s/ Effi Baruch

Name: Effi Baruch
Title: Chief Executive Officer, President, Senior Vice

President of Operations and Technology and Secretary

Dated: October 23, 2012

3